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                                                                  EXHIBIT 3.1(Z)

                          ARTICLES OF INCORPORATION OF

                            OCEANVIEW PRODUCE COMPANY

                            A CALIFORNIA CORPORATION

         ONE: The name of this corporation is OCEANVIEW PRODUCE COMPANY.

         TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

         THREE: The name and address in the State of California of this corporation's initial agent for service of process is Effie Anastassiou whose street address is 639 Sanborn Road, Salinas, California 93902.

         FOUR: this corporation is authorized to issue only one class of shares, which shall be designated "common" shares. The total number of shares which this corporation is authorized to issue is one million (1,000,000).

         Dated:    June 15, 1989

                                    /s/ Stanley J. Yates
                                    --------------------------------------------
                                    Stanley J. Yates
                                    Incorporator

         I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution was my act and deed.

                                    /s/ Stanley J. Yates
                                    --------------------------------------------
                                    Stanley J. Yates
                                    Incorporator


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                            CERTIFICATE OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                            OCEANVIEW PRODUCE COMPANY
                            a California corporation
                     ---------------------------------------

         WILLIAM H. HEINTZ and EFFIE F. ANASTASSIOU certify that:

         1. They are the President and Assistant Secretary, respectively, of Oceanview produce Company, a California corporation.

           2. Article Five of the Articles of Incorporation of this corporation is added as follows:

         "FIVE: This corporation us authorized to indemnify its directors, officers, employees and other agents of the corporation while acting in their capacity as directors, officers, employees, or agents, as applicable, to the fullest extent permissible under California law."

         3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing Amendment of Articles of Incorporation has been approved by the required shareholders in accordance with Section 902 of the California Corporations Code. The total number of outstanding shares is 100. The numbers of shares voting in favor of the amendment equaled or exceed the vote required. The percentage vote required was more than 50%.

         We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate are true and correct of our own knowledge.

                  Dated as of the 7th day of August, 1989.

                                   /s/ William W. Heintz
                                   --------------------------------------------
                                   William W. Heintz

                                   /s/ Effie F. Anastassiou
                                   --------------------------------------------
                                   Effie F. Anastassiou